Exhibit 3.6

Certificate of Amendment
to
Certificate of Limited Partnership
of
Enterprise Products Partners L.P.

This Certificate of Amendment to Certificate of Limited Partnership of Enterprise Products Partners L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act.  The undersigned DOES HEREBY CERTIFY as follows:

1.	The name of the Company is Enterprise Products Partners L.P.

2.
The Certificate of Limited Partnership of the Partnership is hereby amended to reflect a change in the sole general partner of the Partnership by deleting Article 3 of the Certificate of Limited Partnership in its entirety and adding the following:

“1.           General Partner .  The name and the business, residence, or mailing address of the general partner are:

Enterprise Products Holdings LLC

P.O. Box 4324

Houston, Texas  77210-4324

[Signature on following page.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Limited Partnership as of the 22nd day of November, 2010.

EPE Holdings, LLC
By:	Dan Duncan LLC, its sole member
By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	Manager